EXHIBIT 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

VISIONWAVE HOLDINGS, INC.

CONVERTIBLE DEBENTURE

Original Principal Amount: $5,000,000

Issuance Date: September 10, 2026

Number: VWAV-5

FOR VALUE RECEIVED, VISIONWAVE HOLDINGS, INC., an entity

organized under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium or the Redemption Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). The Issuance Date is the date of the first issuance of this Convertible Debenture (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Debenture”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture. This Debenture is issued pursuant to that certain Securities Purchase Agreement dated as of July 20, 2026, (as it may be amended from time to time, the “Securities Purchase Agreement”), between the Company and the Holder. Certain capitalized terms used herein are defined in Section (12).

(1)       GENERAL TERMS

(a)       Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be July 20, 2027, as may be extended at the option of the Holder.

(b)       Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5.00% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18.00% upon the occurrence of an Event of Default (for so long as such Event of Default is continuing). Interest shall be calculated based on a 365- day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)       Installment Payments. Beginning on January 30, 2027, and continuing on the same day of each successive calendar month (except for February, which shall be the 28th), (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of this Debenture in an amount equal to the sum of (i) $1,750,000 of Principal amount in the aggregate among this Debenture and all Other Debentures (or the outstanding Principal if less than such amount) (“Installment Principal Amount”), plus (ii) the Payment Premium in respect of such Installment Principal Amount, if applicable, and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). With respect to the payment of any Installment Amount by the Company hereunder, the Company shall, at its own option, repay each Installment Amount either (A) in cash on or before the Installment Date, or (B) by submitting an Advance Notice (as defined in the SEPA) (an “Advance Repayment”), or a series of Advance Notices, each with an Advance Date (as defined in the SEPA) on or before the applicable Installment Date, or any combination of (A) or (B) as determined by the Company. In respect of any Installment Amount, or portion thereof, to be repaid by the Company in accordance with (A) of this Section, the Company shall pay such Installment Amount to the Holder by wire transfer of immediately available funds in cash on or before such Installment Date. If the Company elects an Advance Repayment in accordance with (B) of this Section, for all or a portion of an Installment Amount, then the Company shall deliver an Advance Notice or a series of Advance Notices to the Holder in accordance with the terms and conditions of the SEPA, that will have an Advance Date or Advance Dates on or before the applicable Installment Date. Upon the closing of such Advance Notices in accordance with the SEPA, the Holder shall offset the amount due to be paid by the Holder to the Company under the SEPA against an equal amount of the Installment Amount to be paid by the Advance Repayment. If, on the Installment Date any portion of the Installment Amount remains unpaid, the Company shall repay such outstanding Installment Amount as a cash repayment pursuant to (A) of this Section. Unless otherwise agreed by the Holder, any Advance Notice delivered to the Holder while this Debenture remains outstanding, shall be treated as an Advance Repayment with the proceeds of any such Advance Notice due to be paid to the Company first used to repay any Installment Amount past due and then to any Installment Amount coming due in chronological order. If the Company uses proceeds from an Advance Notice to repay any future Installment Amount that is not due for at least 30 days, then the Payment Premium shall not apply to such Installment Amount being paid. For so long as this Debenture is outstanding, with respect to any Advance Notice submitted by the Company, the Company shall select an Option 2 Pricing Period (as defined in the SEPA), unless otherwise agreed by the Holder.

If this Debenture and any Other Debentures are held by more than one holder, then the Installment Principal Amount due to be paid shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on this Debenture and all Other Debentures. If this Debenture and all Other Debentures are held by one holder, then such holder shall decide the allocation of payments between this Debenture and all Other Debentures in its sole discretion.

(d)       Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early all amounts outstanding under this Debenture as described in this Section; provided, that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP of the Common Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the Redemption Premium in respect of such Principal amount plus (c) all accrued and unpaid interest hereunder as of the date of such redemption. After receipt of a Redemption Notice, the Holder shall have three (3) Trading Days (beginning with the Trading Day immediately following the date such Redemption Notice is delivered to the Holder in accordance with this term of this Section 1(d)) to elect to convert all or any portion of this Debenture. On the fourth (4th) Trading Day following the delivery of the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during such three (3) Trading Day period.

(e)       Other than as specifically set forth in this Debenture, the Company shall not have the ability to make any early repayments without the consent of or at the request of the Holder.

(f)       Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2)       EVENTS OF DEFAULT.

(a)       An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i)       The Company’s failure to pay to the Holder any amount of Principal, the Redemption Amount, the Payment Premium, Interest, or other amounts when and as due under this Debenture or any other Transaction Document and within five (5) Business Days after such payment is due;

(ii)       (A) The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; (C) any order of relief or other order approving any such case or proceeding is entered; (D) the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (E) the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (F) the Company or any Subsidiary of the Company shall fail to pay, shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (G) the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (H) the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (I) any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)       The Company or any Subsidiary of the Company shall default in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Business Days, and as a result, such indebtedness becomes or is declared due and payable;

(iv)       A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v)       The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi)       The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Debenture is retired;

(vii)       The Company’s (A) failure to deliver the required number of Common Shares to the Holder within two (2) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Debenture into Common Shares that is tendered in accordance with the provisions of this Debenture;

(viii)       The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(ix)       The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

(x)       Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi)       (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or

(C) the Company denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

(xii)       The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii)       Any Event of Default (as defined in the Other Debentures or in any Transaction Document other than this Debenture) occurs with respect to any Other Debentures, or any breach of any material term of any other debenture, note, or instrument held by the Holder in the Company or any agreement between or among the Company and the Holder; or

(xiv)       The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by this Section 2(a) above) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

(b)       During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal amount, and all interest and other amounts owing in respect of this Debenture to the date of acceleration, shall become, at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal amount, and all accrued and unpaid interest and other amounts owing in respect of this Debenture to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Debenture in accordance with Section (3)(b) (and subject to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii)) at the lower of the Fixed Price or the Variable Price at any time after an Event of Default has occurred and is continuing until all amounts outstanding under this Debenture have been repaid in full. The Holder need not provide, and the Company hereby waives, any presentment demand, protest or other notice of any kind (other than any required notice of conversion), and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3)       CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (3).

(a)       Conversion Right. Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at the Fixed Price.

(b)       Mechanics of Conversion.

(i)       Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by either (y) the Fixed Price, in respect of a conversion pursuant to Section 3(a), or (z) the Variable Price, in respect of a conversion pursuant to Section 2(b). The Company shall not issue any fraction of a Common Shares upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(ii)       Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, multiplied by (B) the Closing Price on the Conversion Date.

(iii)       Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any conversion.

(c)	Limitations on Conversions.

(i)       Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii)       Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Common Shares upon conversion of this Debenture, or otherwise, if the issuance of such Common Shares, together with any Common Shares issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Common Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”) and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Nasdaq.

(d)	Other Provisions.

(i)       All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

(ii)       So long as this Debenture remains outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Common Shares issuable upon conversion of this Debenture (assuming for purposes hereof that (x) this Debenture is convertible at the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture set forth herein (the “Required Reserve Amount”)), provided that at no time shall the number of Common Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than pursuant to the conversion of this Debenture in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Debenture remains outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Debenture, and cause its board of directors to recommend to the shareholders that they approve such proposal.

(iii)       Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)       Legal Opinions. The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof. To the extent a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(e)       Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Debenture is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on its shares of Common Shares or any other equity or equity equivalent securities payable in Common Shares, (ii) subdivide outstanding Common Shares into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective, in the case of a dividend distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or re- classification, and shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(f)       Adjustment of Conversion Price upon Issuance of Common Shares. If the Company, at any time while this Debenture is outstanding, issues or sells any Common Shares or Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Fixed Price shall be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities.

(g)       Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the conversion price of this Debenture. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(h)       Whenever the Fixed Price of this Debenture is adjusted, the Company shall promptly provide the Holder with a written notice setting forth the Fixed Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(i)       In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (3)(g),

(B)       convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or

(C)       in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Common Share would receive in such transaction and the conversion price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(4)       REISSUANCE OF THIS DEBENTURE.

(a)       Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)       Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (4)(d)) representing the outstanding Principal.

(c)       Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)       Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5)       NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	VisionWave Holdings, Inc.
300 Delaware Ave., Suite 210 # 310
Wilmington, DE 19801
Attn: Doug Davis
Telephone:
Email: ddavis@vwav.inc.

with a copy (which shall not constitute notice) to:	Fleming PLLC
30 Wall Street, 8th Floor
New York, NY 10005
Attention: Stephen M. Fleming
Telephone: (516) 902-6567
Email: smf@flemingpllc.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleglobal.com

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

(6)       Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause each of its subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Shares or other equity securities (other than repurchases or deemed repurchases of Common Shares from current or former employees, officers, directors or consultants upon termination of service, or in connection with tax withholding or net or cashless exercise, in each case pursuant to an Approved Stock Plan); (iii) enter into any agreement with respect to any of the foregoing; or (iv) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

(7)       This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(8)       CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)       Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)       Jurisdiction; Venue; Service.

(i)       The Company hereby irrevocably consents to the non- exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii)       The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction selected by the Holder. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii)       Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv)       The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (8)(b)(iv).

(v)       Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c)       THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(d)       The Company expressly acknowledges and agrees that this Debenture constitutes an instrument for the payment of money only within the meaning of section 3213 of the New York Civil Practice Law and Rules (“CPLR §3213”), and that upon any default under or breach of the terms of this Debenture, the Holder may immediately commence an action by motion for summary judgment in lieu of complaint without any further notice or demand. The Company irrevocably waives (i) any right to require the Holder to commence any action by summons and complaint, (ii) any right to assert defenses, setoffs, counterclaims or delays in any CPLR §3213 proceeding (other than the defense of full payment of any amount that the Holder seeks to recover), and (iii) any right to object to the sufficiency of this Debenture as an instrument for the payment of money only within the meaning of CPLR §3213 and agrees not to assert that this Debenture is not such an instrument. The Company agrees that all amounts due under this Debenture shall be deemed liquidated, unconditional and immediately due and payable for purposes of CPLR §3213.

(9)       If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(10)       Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. No provision of this Debenture may be waived or amended other than by a written agreement signed by the parties to this Debenture. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver by any party of its right to exercise any right, power or remedy available to it hereunder or any other right, power or remedy or to demand strict compliance with the terms of this Debenture.

(11)       If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of Interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(12)       CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)       “Applicable Price” shall have the meaning set forth in Section (3)(f).

(b)       “Approved Stock Plan” means any employee benefit plan or share incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(c)       “Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(d)       “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(e)       “Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

(f)       “Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

(g)       “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(h)       “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares is then listed as quoted by Bloomberg.

(i)       “Commission” means the Securities and Exchange Commission.

(j)       “Common Shares” means the shares of common stock, par value

$0.01, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(k)       “Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Debenture to be converted, redeemed or otherwise with respect to which this determination is being made.

(l)       “Conversion Date” shall have the meaning set forth in Section

(3)(b)(i).

(m)     “Conversion Failure” shall have the meaning set forth in Section

(3)(b)(ii).

(n)      “Conversion Notice” shall have the meaning set forth in Section

(3)(b)(i).

(o)      “Convertible Securities” means any stock or securities (other than

Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(p)       “Dilutive Issuance” shall have the meaning set forth in Section

(3)(f).

(q)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)       “Excluded Securities” means any Common Shares issued or

issuable or deemed to be issued by the Company: (i) under any Approved Stock Plan, (ii) upon conversion of any of the Debentures issued pursuant to the Securities Purchase Agreement (including the Debentures and Other Debentures and the Common Shares issued in connection with this Debenture and any of the Other Debentures and the Warrants and the Common Shares in connection with the exercise of the Warrants); (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the date of the Securities Purchase Agreement; provided, that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on such date and such Options or Convertible Securities are not amended, modified or changed on or after such date, (iv) upon a stock split, reverse stock split, distribution of bonus shares, combination or other recapitalization events, (v) pursuant to or in connection with the SEPA, or (vi) as all or part of the consideration in, or otherwise in connection with, any acquisition by the Company or any Subsidiary of assets, property, technology, intellectual property, a business, a division or product line, or equity interests of another Person, or any merger, consolidation, share exchange, license, joint venture, partnership or similar strategic transaction, in each case approved by the Board of Directors of the Company and not undertaken primarily for the purpose of raising capital, or (vii) upon exercise of the Warrant to Purchase Common Shares dated February 26, 2026 issued by the Company to the Holder and designated as Warrant No. VWAV-1 (the “February Warrant”), or in connection with any amendment, replacement, reissuance or repricing of the February Warrant, including the reduction of the exercise price thereunder to $1.50 per Common Share pursuant to the letter agreement between the Company and the Holder dated as of September 10, 2026.

(s)       “Fixed Price” means $5.00 per Common Share.

(t)       “Floor Price” solely with respect to the Variable Price, shall mean $0.702 per Common Share.

(u)      “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.

(v)       “Installment Amount” shall have the meaning set forth in Section

(1)(c).

(w)     “Installment Date” shall have the meaning set forth in Section (1)(c).

(x)       “Installment Principal Amount” shall have the meaning set forth in

Section (1)(c).

(y)      “New Issuance Price” shall have the meaning set forth in Section

(3)(f)

(z)       “Optional Redemption” shall have the meaning set forth in Section

(1)(d).

(aa) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(bb) “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(cc) “Payment Premium” means 2% of the Principal amount being paid.

(dd) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including,

without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(ee) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(ff) “Principal Market” means the Nasdaq Global Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, or the Nasdaq Global Select Market, or such successor thereto, the “Principal Market” shall mean that market on which the Common Shares are then listed or traded

(gg) “Redemption Amount” shall have the meaning set forth in Section

(1)(d).

(hh) “Redemption Notice” shall have the meaning set forth in Section

(1)(d).

(ii) “Redemption Premium” means 5% of the Principal amount being paid.

(jj) “Registration Rights Agreement” has the meaning given such term in the Securities Purchase Agreement.

(kk) “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(ll) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(mm) “SEPA” means the Standby Equity Purchase Agreement, dated July 25, 2025 (as amended by Amendment No. 1 dated January 19, 2026, and as may be further amended, restated, supplemented or otherwise modified from time to time), between the Company and the YA II PN, Ltd., as the Investor.

(nn) “Share Delivery Date” shall have the meaning set forth in Section

(3)(b)(i).

(oo)       “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(pp) “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(qq) “Transaction Document” has the meaning given such term in the Securities Purchase Agreement.

(rr) “Underlying Shares” means the Common Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

(ss) “Variable Price” mean 90% of the lowest daily VWAP during the 10 consecutive Trading Days immediately preceding the Conversion Date, but which Variable Price shall not be lower than the Floor Price.

(tt) “VWAP” shall mean for any Trading Day, the volume weighted average price of the Common Shares on the Principal Market, for such Trading Day as reported by Bloomberg L.P. through its “HP” function.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

VISIONWAVE HOLDINGS, INC.

By: Name: Douglas Davis

Title: Chief Executive Officer

COMPANY:
VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name: Douglas Davis
Title: Chief Executive Officer

EXHIBIT I CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: VISIONWAVE HOLDINGS, INC.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. VWAV-5 into Common Shares of VISIONWAVE HOLDINGS, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted: Accrued Interest to be Converted:

Total Conversion Amount to be converted: Fixed Price or Variable Price (if applicable): Number of Common Shares to be issued:

Please issue the Common Shares in the following name and deliver them to the following account: Issue to:

Broker DTC Participant Code: Account Number:

Authorized Signature:                  _______________________________________

Name:                                             _______________________________________

Title:                                               _______________________________________